UniS

4493/ECB/MP

~~31 March 2003~~

24 April 2003

Pixology Limited
Chancellor Court
20 Priestley Road
The Surrey Research Park
Guildford
Surrey GU2 7YS

The Surrey Research Park

30 Frederick Sanger Rd
Surrey Research Park
Guildford, Surrey
GU2 7EF, UK
Telephone
+44 (0)1483 579693
Facsimile
+44 (0)1483 568946
http://www.surrey-research-park.com

The Surrey Research Park is a University of Surrey Enterprise

The Surrey Research Park Office

Dr Stephen Baker
Development Director
Email
Stephen.Baker@surrey.ac.uk

Dr Malcolm Parry
Director
Email
M.Parry@surrey.ac.uk

Richard Pennington FCA
Finance Manager
Email
R.Pennington@surrey.ac.uk

Dear Sir,

CHANCELLOR COURT, 20 PRIESTLEY ROAD, SURREY RESEARCH PARK, GUILDFORD, SURREY GU2 7YS ("the Premises")

In consideration of the completion today of a lease of the Premises made between the University of Surrey (1) ("the Landlord") and Pixology Limited (2) ("the Tenant") ("the Lease") the Landlord hereby agrees that for so long as the Lease remains vested in Pixology Limited.

(1) the Tenant (here meaning Pixology Limited only) may if it so wishes terminate the Lease on the expiry of the fifth year of the term granted by the Lease after giving to the Landlord at least six month's prior written notice and shall up to the time of determination pay the rents reserved by the Lease and shall substantially perform and observe the covenants contained in the Lease then upon expiry of the notice period and the payment to the Landlord of an amount equal to three months' rent payable under the Lease the term granted by the Lease shall immediately cease and determine but without prejudice to any antecedent claim or breach of covenant; and

(2) the Landlord shall in each of the first three years of the term waive payment of £25,750 representing an amount equal to two months rent so that all payments of rent pursuant to clause 2.1.1 of the Lease during such three year period shall be accepted by the Landlord at the rate of £128,750 per annum.

This agreement is personal to Pixology Limited and is not capable of being assigned.

Cont/d...

The terms of this agreement shall remain confidential to the Landlord and the Tenant and shall not be divulged to any other party without the authority of the other or so far as it may be necessary to do so for the proper performance of either party of its obligations under the Lease or as may be required by law.

The Tenant has signed a duplicate of this letter as an acknowledgement of its terms.

Yours faithfully

Signed
for and on behalf of the Landlord

TRAVERS
SMITH
BRAITHWAITE

DATED 24th April 2003

(1) THE UNIVERSITY OF SURREY

(2) PIXOLOGY LIMITED

LEASE

- OF -

PREMISES ON THE RESEARCH PARK OF
THE UNIVERSITY OF SURREY GUILDFORD SURREY
KNOWN AS
CHANCELLOR COURT 20 PRIESTLEY ROAD

PARTICULARS

1 LANDLORD	**The University of Surrey** of Guildford, Surrey, GU2 5XH
2 TENANT	**Pixology Limited** (company number 2626037) whose registered office is at Chancellor Court, 20 Priestley Road, Surrey Research Park, Guildford, Surrey GU2 5YS
3 GUARANTOR	None
4 TERM	Ten years calculated from the Term Commencement Date
5 TERM COMMENCEMENT DATE	The date of this Lease
6 PRINCIPAL RENT	One hundred and fifty-four thousand five hundred pounds (£154,500.00)
7 RENT COMMENCEMENT DATE	The date of this lease
8 REVIEW DATE	24th day of April 2008
9 INSURANCE RENT	100% of the costs and expenses incurred by the Landlord in respect of the Premises in complying with its insurance obligations in this Lease
10 TENANT'S SHARE	20%

THIS LEASE is made on 24th April 2003

BETWEEN:-

(1) **The Landlord** named in the Particulars; and

(2) **The Tenant** named in the Particulars.

NOW THIS DEED WITNESSETH as follows:-

1. DEFINITIONS AND INTERPRETATION

1.1 Throughout this Lease, including the Schedules, the following words and expressions have the following meanings:-

"A Costs" shall have the meaning ascribed to it in the Seventh Schedule;

"A Services" shall have the meaning ascribed to it in the Seventh Schedule;

"Accounting Period" shall have the meaning ascribed to it in the Seventh Schedule;

"Assumptions" shall have the meaning ascribed to it in the Fifth Schedule;

"B Costs" shall have the meaning ascribed to it in the Seventh Schedule;

"B Services" shall have the meaning ascribed to it in the Seventh Schedule;

"Base Rate" means the base rate of The Royal Bank of Scotland plc for the time being in force (or such other bank being a member of CHAPS Clearing Company Limited as the Landlord may from time to time nominate) or (if no such base rate can be ascertained) such alternative rate at the relevant time which the Landlord may reasonably specify in writing in substitution therefor;

"company" means a body corporate wheresoever incorporated;

"conduits" means all drains, pipes, gullies, gutters, culverts, sewers, ducts, mains, channels, watercourses, soakaways, subways, wires, cables, conduits, flues and other similar transmission media and installations and all fixings louvres cowls covers and other ancillary apparatus;

"consent of the Landlord" or **"approval of the Landlord"** means a consent or approval in writing signed by the Landlord;

"Costs" shall have the meaning ascribed to it in the Seventh Schedule;

"covenants" includes covenants conditions restrictions prohibitions obligations stipulations terms provisions requirements agreements exceptions and reservations of any kind;

"development" shall have the meaning given to it by the Planning Acts;

"Development Site" means that part of the Research Park (including the Premises) shown edged green on the Plan;

"Disregarded Matters" shall have the meaning ascribed to it in the Fifth Schedule;

"Encumbrances" means the covenants and other matters contained or referred to in the documents brief particulars of which are set out in the Third Schedule;

"Estimate" shall have the meaning ascribed to it in the Seventh Schedule;

"Event of Default" means any of the events set out in the Fourth Schedule;

"Exceptions" means the exceptions and reservations set out in the Second Schedule;

"exterior" means any part of the Premises which faces on to any part of the Development Site and 'external' 'interior' and 'internal' and words to similar effect shall be construed accordingly;

"Fair Proportion" means the proportion reasonably determined by the Landlord's Surveyor to be fair having regard to all the circumstances;

"Fitting Out Works" shall have the meaning ascribed to it in the Fifth Schedule;

"Group Company" means a company within the same group as the Tenant as defined in section 42 of the Landlord and Tenant Act 1954;

"Guarantor" means the person named as guarantor in the Particulars (if any) and/or any person from time to time guaranteeing the obligations of the Tenant under this Lease whether under an authorised guarantee agreement (for the purposes of the Landlord and Tenant (Covenants) Act 1995) or otherwise and, in the case of an individual, the expression includes his personal representatives;

"Inherent Defect" means a defect which is solely or substantially attributable to defective design and/or bad workmanship and/or poor supervision and/or defective materials in the original construction of the Premises;

"Insolvency Acts" means all statutes and regulations dealing with (whether directly or indirectly) the insolvency of individuals and companies;

"Insurance Rent" means the amount specified in the Particulars;

"Insured Risks" means the risks and other contingencies against which the Premises are required to be or which may from time to time be insured under the provisions of this Lease (but subject to any exclusions excesses limitations or conditions imposed by or contained from time to time in the policy of insurance) and "Insured Risks" includes (but without limitation and to the extent that any of the same are insurable in the London insurance market at an economic rate and on reasonable terms) fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft (other than hostile aircraft and other aerial devices and articles dropped therefrom), riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, and such other risks as the Landlord may, in its discretion from time to time, determine;

"Interest" means interest calculated on a daily basis with quarterly rests at an annual rate equivalent to six percentage points above the Base Rate on:-

(a) any sum of money of whatsoever nature due from the Tenant to the Landlord under the provisions of this Lease which shall not be received by the Landlord on the due date for payment (or in the case of any money due on demand within seven days after a demand having been made for the same) in respect of the period commencing on the day next following the date on which the sum is due to the Landlord and ending on the date the sum is received by the Landlord; and

(b) any sum of money of whatsoever nature expended or incurred by the Landlord in carrying out or causing to be carried out any work or in making any payment in either case in the event of default by the Tenant in the performance of its covenants contained in this Lease in respect of the period commencing on the date of payment of the sum by the Landlord and ending on the day on which the Landlord recovers the said sum from the Tenant;

"Interim Sum" shall have the meaning ascribed to it in the Seventh Schedule;

"Landlord" means the University of Surrey and the expression includes the person for the time being entitled to the reversion immediately expectant on the termination of the Term;

"Landlord and its agents" means the Landlord its mortgagees and any persons authorised by either of them;

"Landlord's Surveyor" means any person appointed by the Landlord to perform the function of a surveyor or an accountant for any purpose of this Lease and includes any employee of the Landlord appointed for that purpose and any person appointed by the Landlord to collect the rents or to manage the Development Site;

"this Lease" means this Lease and any document which is supplemental to it, whether or not it is expressly stated so to be;

"Lettable Areas" means those parts of the Research Park (including the Premises) leased or intended to be leased to occupational tenants;

"Management Expenses" shall have the meaning ascribed to it in the Seventh Schedule;

"Open Market Rent" shall have the meaning ascribed to it in the Fifth Schedule;

"Outgoings" means all non-domestic water rates water charges and all existing and future rates taxes charges assessments impositions and outgoings whatsoever (whether parliamentary municipal parochial or otherwise) which are now or may at any time in the future be payable charged or assessed on property or on the owner or occupier of property other than:-

(a) any tax payable by a landlord of property as a direct result of any dealing (whether actual or deemed) by such landlord with its reversionary interest in such property;

(b) any tax (other than Value Added Tax) payable by a landlord in respect of rents received from a property;

(c) any tax payable in respect of the profits or trading activities of a landlord of property;

"Particulars" means the particulars set out on the second page of this Lease;

"Parties" means the Landlord and the Tenant or either of them;

"Permitted Part" means a whole floor of the Premises;

"Permitted Use" means use of the Premises for research and development purposes within the authorised use of the Research Park;

"Plan" means the plan annexed to this Lease;

"Planning Acts" means all statutes and regulations dealing with (whether directly or indirectly) town and country planning;

"Plant" means all kinds of plant, machinery, apparatus and equipment;

"Premises" means all those premises known as Chancellor Court, 20 Priestley Road shown edged red on the Plan together with any buildings and structures now or hereafter erected thereon or any part thereof together with all additions alterations and improvements thereto and all Landlord's fixtures and fittings from time to time therein;

"President" means the President for the time being of the Royal Institution of Chartered Surveyors and includes the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf;

"Principal Rent" means the rent so designated and specified in the Particulars as the same may from time to time be increased in accordance with the provisions for reviewing the Principal Rent contained in the Fifth Schedule;

"Prohibited Uses" means any use of the Premises which is or may become or cause a nuisance annoyance disturbance damage or injury to the Landlord or to the owners tenants and/or occupiers of the Research Park;

"Registered Title" means SY17230;

"Reinstatement Cost" means the cost of reinstating and replacing the Premises (together with provision to cover the effect of inflation on building costs and professional fees during the year of insurance and until the Premises have been reinstated and replaced) including:-

(a) temporarily making the Premises safe and protecting the remainder of the Research Park;

(b) debris removal demolition and site clearance;

(c) obtaining planning and all other statutory and other consents;

(d) architects' surveyors' and other fees incurred by the Landlord in relation to the reinstatement of the Premises and any VAT thereon;

(e) complying with the requirements of any statute or regulation;

"Rent" means the Principal Rent and all sums of money of whatsoever nature due from the Tenant to the Landlord under the provisions of this Lease which are payable by way of additional rent;

"Rent Commencement Date" means the date so designated and specified in the Particulars;

"Research Park" means the Surrey Research Park, Guildford, Surrey and the expression includes any additional and adjacent land which the Landlord may include within the Research Park from time to time;

"Review Date" shall have the meaning ascribed to it in the Fifth Schedule;

"Review Surveyor" shall have the meaning ascribed to it in the Fifth Schedule;

"Rights" means the rights set out in the First Schedule;

"Service Charge" shall have the meaning ascribed to it in the Seventh Schedule;

"Services" means the A Services and the B Services;

"signs and notices" means signs notices placards posters stickers advertisements flags lettering and numerals of every kind;

"statute" means any statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) in force at the date of this Lease and/or as subsequently re-enacted or consolidated and any reference to a **"regulation"** shall be construed so as to include any regulation, rule, official directive, requirement, request or guideline having the force of law of any governmental body, agency, department or regulatory or other authority;

"tax" or **"taxes"** means any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature and includes any penalty or interest payable in connection with any failure to pay or any delay in paying any tax;

"Tenant" means the person named as tenant in the Particulars and the expression includes the Tenant's successors in title and assigns and, in the case of an individual, his personal representatives;

"Tenant's Share" shall have the meaning ascribed to it in the Particulars;

"Term" means the term specified in the Particulars and includes the period of any holding over extension or continuation, whether by statute or common law;

"Term Commencement Date" means the date so designated and specified in the Particulars;

"termination of the Term" means the determination of the Term whether by effluxion of time re-entry notice surrender (whether by operation of law or otherwise) or by any other means whatsoever;

"utilities" means water, soil, steam, air, electricity, radio, television, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

"Value Added Tax" or **"VAT"** means value added tax as defined in the Value Added Tax Act 1994 and any tax of a similar nature substituted for, or levied in addition to, such value added tax.

1.2 In this Lease (unless there is something in the context inconsistent therewith):-

1.2.1 Words importing any gender include every gender;

1.2.2 Words importing the singular number only shall include the plural number and vice versa;

1.2.3 Words importing persons include firms companies and corporations and vice versa;

1.2.4 The headings to the clauses of and Schedules to this Lease and to the paragraphs of the relevant Schedules shall not affect its interpretation;

1.2.5 References to clauses of and Schedules to this Lease are references to the relevant clause of or Schedule to this Lease;

1.2.6 The Schedules to this Lease form part of this Lease;

1.2.7 Where any obligation is undertaken by two or more persons jointly those persons shall be jointly and severally liable in respect of that obligation;

1.2.8 Any obligation on the Landlord or the Tenant not to do or omit to do anything shall be deemed to include an obligation not to allow that thing to be done or omitted to be done by any person under its control;

1.2.9 Any rights excepted or reserved to the Landlord shall be construed as being excepted or reserved to the Landlord and its agents and any covenant by the Tenant to permit entry by the Landlord for any purpose shall be construed as permitting entry by the Landlord and its agents;

1.2.10 Whenever the consent or approval of the Landlord is required under this Lease the giving of such consent or approval shall be conditional upon the prior consent or approval of its mortgagees;

1.2.11 Any approval authorisation or notice required or given under this Lease shall only take effect if given in writing;

1.2.12 The perpetuity period applicable to this Lease shall be eighty years from the Term Commencement Date and whenever in this Lease either Party is granted a future interest there shall be deemed to be included in respect of every such grant a provision requiring the future interest to vest within the stated period and for it to be void for remoteness if it shall not have so vested.

2. DEMISE

2.1 In consideration of the Rent and the covenants contained in this Lease the Landlord demises to the Tenant the Premises together with the Rights excepting and reserving the Exceptions to hold the same unto the Tenant for the Term subject to the Encumbrances and further subject to the Tenant paying during the Term:-

2.1.1 the Principal Rent (initially at the rate set out in the Particulars but subject to increase from time to time in accordance with the Fifth Schedule) to be paid by four equal quarterly payments in advance on the usual quarter days the first payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to the usual quarter day next succeeding to be made on the Rent Commencement Date and

2.1.2 the Insurance Rent and

2.1.3 the Interim Sum and the Service Charge and

2.1.4 Interest and

2.1.5 any Value Added Tax chargeable on Rent

2.2 The Insurance Rent the Interim Sum the Service Charge and Interest shall be paid by the Tenant to the Landlord by way of additional rent

2.3 The Insurance Rent Interest and Value Added Tax on Rent shall be paid by the Tenant to the Landlord on demand

2.4 The Interim Sum and the Service Charge shall be paid by the Tenant to the Landlord in accordance with the Seventh Schedule

3. TENANT'S COVENANTS

The Tenant covenants with the Landlord during the Term:-

Rent

3.1.1 To pay Rent at the times and in the manner set out in this Lease without any deduction (whether by way of set-off or otherwise) whatsoever

3.1.2 To pay the Principal Rent by standing order if required to do so by the Landlord

Interest

3.2 If the whole or any part of the Rent or other moneys of whatsoever nature due from the Tenant to the Landlord under this Lease (including money expended or incurred by the Landlord in carrying out or causing to be carried out any work or making any payment in either case as a result of any default by the Tenant in the performance of its covenants contained in this Lease) shall remain unpaid seven days after they shall have become due (in the case of the Principal Rent (whether formally demanded or not) or (in the case of any money due on demand) within seven days after a demand having been made) to pay Interest on such Rent (or part thereof) or such other moneys provided that:-

3.2.1 for the purposes of this clause only, the Tenant shall be deemed to have failed to pay Rent for any period during which a breach subsists of any covenant on the part of the Tenant contained in this Lease and the Landlord refuses to accept such Rent in order to avoid waiving such breach of covenant

3.2.2 this clause shall not prejudice any other right or remedy in respect of such Rent or such other moneys

Outgoings

3.3 To pay and discharge all Outgoings in respect of the Premises

Indemnity against void rating relief

3.4 To indemnify the Landlord against any loss to the Landlord of void rating relief which might have been applicable to the Premises by reason of the Premises being vacant after the end of the Term on the ground that such relief has already been allowed to the Tenant

Cost of utilities

3.5.1 (To the extent that the same are not included in the Service Charge) to pay all charges for utilities used on the Premises (including any connection and hiring charges and meter rents)

3.5.2 To perform and observe all present and future regulations and requirements of any person supplying utilities to the Premises

Value Added Tax

3.6.1 Where any sum or consideration is to be paid or provided by the Tenant to the Landlord (or vice versa) it shall be treated as exclusive of VAT and the Tenant (or the Landlord as appropriate) shall pay any VAT chargeable in respect of it on the same date

3.6.2 Where the Tenant is to reimburse or pay the Landlord's expenditure it shall also pay an amount equal to the VAT on that expenditure which the Landlord does not recover

3.6.3 The payee shall issue a tax invoice to the payer of the VAT on or prior to receipt of the VAT

Repair

3.7.1 To repair maintain and keep the Premises in good and substantial repair and condition (save that the Tenant shall have no obligation to repair any Inherent Defect nor to repair the Premises where the damage is caused by one of the Insured Risks unless the payment of any of the insurance moneys is withheld or refused by reason of any act or default of the Tenant any undertenant or its respective licensees employees or invitees)

3.7.2 As often as may be reasonably necessary to replace any of the Landlord's fixtures and fittings in the Premises with new ones which are similar in type and quality

3.7.3 To repair keep clean and (as often as may be reasonably necessary) replace the tenant's and trade fixtures and fittings in the Premises

3.7.4 To keep all Plant in the Premises properly maintained and in good working order and as often as may be reasonably necessary to renew or replace such Plant

Decoration

3.8.1 To decorate the inside of the Premises in the fifth year of the Term calculated from the Term Commencement Date and from then in every subsequent fifth year of the Term and in the last three months of the Term (howsoever determined) in good and workmanlike manner and with appropriate materials of good quality (such decoration in the last three months of the Term to be executed in such colours patterns and materials as the Landlord may reasonably require)

3.8.2 To paint the exterior of the Premises in the fifth year of the Term calculated from the Term Commencement Date and from then in every subsequent third year of the Term and in the last three months of the Term (howsoever determined) in good and workmanlike manner and with appropriate materials of good quality (such decoration in the last three months of the Term to be executed in such colours, patterns and materials as the Landlord may reasonably require)

Cleaning

3.9.1 To keep the interior and exterior of the Premises in a clean and tidy condition

3.9.2 To keep the inside and outside of the windows window frames and all other glass in the Premises clean

3.9.3 As often as may be reasonably necessary, to wash down all tiles, glazed bricks and similarly washable surfaces in the Premises

Carpeting

3.10 To maintain the carpets curtains and blinds (if any) now or from time to time in the Premises and at the end of the Term (if reasonably necessary) to replace the carpets with new carpets of similar type and quality

Refuse

3.11 Not to deposit any refuse on any part of the Premises except in such areas and in such receptacles as may have been allocated for such purpose

Contracts for maintenance of Plant

3.12.1 At the cost of the Tenant to enter into contracts with reputable persons for the regular maintenance inspection care and servicing of any Plant on or supplying the Premises which is usually (in the context of good estate management) the subject of such contracts

3.12.2 To supply copies of any such contracts to the Landlord or the Landlord's Surveyor upon prior written request

Landlord's rights to enter the Premises

3.13 To permit the Landlord and its agents at all reasonable times upon reasonable prior notice (except in the case of emergency) with all necessary materials appliances tools contractors and workmen to enter and remain upon the Premises for the purposes of the exercise of all or any of the Exceptions subject to the conditions (if any) set out in the Second Schedule

Permitted Use

3.14 To use the Premises only for the Permitted Use

Prohibited Uses

3.15.1 Not to use the Premises for any of the Prohibited Uses

3.15.2 Without prejudice to the generality of clause 3.15.1, not to use the Premises for any of the following:-

3.15.2.1 storing anything which is or may become dangerous, offensive, combustible, inflammable, radioactive and/or explosive

3.15.2.2 any noxious noisy or offensive trade or business

3.15.2.3 any illegal or immoral act or purpose

3.15.2.4 sales by auction

3.15.2.5 exhibitions, public meetings or public entertainment

3.15.2.6 a club of any kind

3.15.2.7 a betting shop or betting office

3.15.2.8 for any use to which the Landlord may reasonably object on the grounds of good estate management

3.15.3 Not to overload the floors or structure of the Premises

3.15.4 Not to overload the electrical installation or conduits in the Premises

3.15.5 Not to do anything which interferes with or which imposes an additional loading on any Plant

3.15.6 Not to install or use in or upon the Premises any Plant which causes noise or vibration which can be heard outside the Premises but to ensure that any Plant on the exterior or roof of the Premises rooftop is operated within the noise limits reasonably imposed by the Landlord

3.15.7 Not to play or use any musical instrument loudspeaker tape recorder gramophone wireless television set or other equipment or apparatus which produces sound in the Premises so that it can be heard outside the Premises

3.15.8 Not to display any flashing lights in the Premises which can be seen from outside the Premises

3.15.9 Not to keep any live animal fish reptile or bird in the Premises

Alterations

3.16.1 Not to make any structural alterations or additions whatsoever to the Premises

3.16.2 Not to make any alterations or additions whatsoever to the Premises without the Landlord's prior written consent (such consent not to be unreasonably withheld or delayed) Provided That:-

3.16.2.1 The Tenant shall submit specifications and detailed plans or drawings of the proposed work to the Landlord for approval

3.16.2.2 The Tenant shall if so requested by the Landlord reinstate the Premises at the end or sooner determination of the Term

3.16.2.3 The Tenant shall provide such information as the Landlord shall require in respect of the alterations

Advertisements/signs and notices

3.17.1 Not to place or display on the exterior of the Premises or on the windows or inside the Premises so as to be visible from the exterior of the Premises any signs and notices

3.17.2 Not to fix any signs and notices onto any window glass in the Premises nor to display any signs and notices within eighteen inches of any such window glass

Regulations

3.18 To observe and perform or cause to be observed and performed the rules and regulations from time to time made by the Landlord (in accordance with the principles of good estate management) in connection with the Research Park

Alienation generally

3.19.1 Not to charge assign or transfer part only of the Premises

3.19.2 Not to charge the whole of the Premises without the prior consent of the Landlord such consent not to be unreasonably withheld or delayed

3.19.3 Not to assign or transfer the whole of the Premises other than in accordance with clause 3.20

3.19.4 Not to underlet the whole or any part of the Premises other than in accordance with clause 3.21

3.19.5 Not to part with possession or share the occupation of the Premises or any part thereof other than by way of an assignment or transfer of the whole of the Premises permitted under clause 3.20 but the Tenant may share the occupation of the Premises with any company which is a Group Company provided that:

3.19.5.1 the Tenant gives prior written details to the Landlord of the company occupying the Premises and notifies the Landlord when the occupation ends;

3.19.5.2 no tenancy is created or allowed to arise; and

3.19.5.3 such company will vacate the Premises upon its ceasing to be a member of the Tenant's group

3.19.6 Not to hold or occupy the Premises or any part thereof as trustee or agent or otherwise for the benefit of any third party

3.19.7 Not to grant third parties any rights whatsoever over the Premises

Assignment/transfers - whole of Premises

3.20.1 Not to assign or transfer the whole of the Premises without the prior consent of the Landlord such consent not to be unreasonably withheld or delayed

3.20.2 Without prejudice to the right of the Landlord to refuse its consent on any other ground or grounds where such refusal would be reasonable the Landlord may withhold its consent to a proposed assignment or transfer if any one or more of the following circumstances (which are specified for the purpose of Section 19(1A) of the Landlord

and Tenant Act 1927) exist either at the date of application for such consent or after that date but before such consent is given:-

3.20.2.1 (in the reasonable opinion of the Landlord) the intended assignee or transferee may be unable to observe and perform the covenants on the part of the tenant under this Lease throughout the Term having regard to all the circumstances or

3.20.2.2 the Landlord has not received an unconditional undertaking from the solicitors acting for the Tenant to pay to the Landlord on reasonable demand all proper costs charges and expenses incurred by the Landlord in relation to the application for consent to assign or transfer the whole of the Premises whether the same be granted refused or proffered subject to any proper qualification or condition or whether such application be withdrawn or

3.20.2.3 any sum due from the Tenant under this Lease remains unpaid and/or there exists a material outstanding breach of the covenants on the part of the Tenant contained in this Lease (and a breach of covenant shall be deemed material if a prudent and well funded tenant taking a lease or an assignment of the Premises on the same terms as this Lease would be unlikely to permit the breach of covenant to continue)

3.20.3 Without prejudice to the right of the Landlord to impose further conditions upon granting its consent to an assignment or transfer the Landlord may impose any one or more of the following conditions (which are specified for the purpose of Section 19(1A) of the Landlord and Tenant Act 1927):-

3.20.3.1 a requirement that the assigning tenant and (in the event of a previous unauthorised assignment) a former tenant (as defined in section 16(6) of the Landlord and Tenant (Covenants) Act 1995) each separately executes as a deed and delivers to the Landlord prior to the relevant assignment an authorised guarantee agreement in the form set out in the Sixth Schedule (to the extent permitted by law)

3.20.3.2 (if the Landlord reasonably so requires) a requirement that one or more third party guarantors reasonably acceptable to the Landlord execute and deliver to the Landlord prior to the relevant assignment a guarantee in favour of the Landlord in the form envisaged by clause 6

3.20.3.3 (if the Landlord reasonably so requires) a requirement that the proposed assignee enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this Lease as may be reasonable

Underletting Permitted

3.21.1 The Tenant shall not underlet the whole or a Permitted Part of the Premises without the consent of the Landlord (such consent not to be unreasonably withheld or delayed).

3.21.2 Prior to the grant of any underlease the Tenant shall procure that the intended undertenant shall covenant direct with the Landlord that for so long as the underlease shall be vested in the undertenant:

3.21.2.1 the undertenant will observe and perform the tenant's covenants and conditions contained in the underlease and will observe and perform the tenant's covenants contained in this Lease (other than the covenant to pay the rents reserved by this Lease) insofar as they relate to the Permitted Part;

3.21.2.2 the undertenant will not hold or occupy the premises to be underlet or any part thereof as trustee or agent or otherwise for the benefit of any other person;

3.21.2.3 the undertenant will not sub-underlet, part with possession or share the occupation of the whole or any part of the premises to be underlet (other than an assignment of the whole as is permitted under clause 3.21.2(d));

3.21.2.4 the undertenant will not assign the whole of the premises to be underlet without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed);

3.21.2.5 the undertenant will not charge, assign, transfer part only of the premises to be underlet; and

3.21.2.6 upon any assignment of the premises to be underlet the assignee shall enter into similar direct covenants with the Landlord as those set out in this clause 3.21.2.

3.21.3 The Tenant shall procure that if any intended undertenant shall be a corporate body then the directors of the same or other persons or companies acceptable to the Landlord shall if the Landlord so reasonably requires act as surety for such corporate body and shall jointly and severally (if appropriate) covenant with the Tenant and the Landlord in the terms of the covenants for a surety contained in Part I of Schedule 3 mutatis mutandis.

3.21.4 The Tenant shall not underlet the whole or a Permitted Part of the Premises except:

3.21.4.1 at a rent which is not less than the higher of:

3.21.4.1.1 (in the case of an underlease of the whole of the Premises), the open market rental value of the Premises and the rent then passing under this Lease; or

3.21.4.1.2 (in the case of an underlease of a Permitted Part), the open market rental value of the relevant Permitted Part and the proportion of the rent payable under this Lease which is attributable to the relevant Permitted Part, calculated by reference to the proportion that the net floor area of the relevant Permitted Part bears to that of the Premises,

without taking a fine, premium or other consideration, and the Tenant shall at no time accept a surrender of the underlease or release the undertenant from the obligation to pay such rent or to commute the same (or any part thereof) for a capital sum;

3.21.4.2 upon terms providing that reviews of rent (other than rent payable in respect of insurance service charge, interest or other similar payments) are to be made at the same dates as the rent reserved in clause 2.1 is reviewable under this Lease and otherwise corresponding with the provisions of this Lease, subject to any necessary amendments;

3.21.4.3 subject in the case of an underletting of a Permitted Part to obtaining the approval of the Landlord (such approval not to be unreasonably withheld or delayed) to the form of the proposed underlease; and

3.21.4.4 subject in the case of an underletting of a Permitted Part to Sections 24 to 28 (inclusive) of the 1954 Act (as amended) being excluded in relation to such underlease pursuant to an Order by a court of competent jurisdiction.

3.21.5 The Tenant shall not underlet a Permitted Part if the total number of separate occupiers (including the occupancy of the Tenant pursuant to this Lease) in the Premises would then exceed two.

3.21.6 The Tenant shall not at any time release or waive or permit to be released or waived any covenants against assignment or underletting in an underlease or permit any dealing by any such undertenant without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) and shall at its own expense take all necessary steps to enforce or procure the enforcement of the performance of any material breach of such covenants.

3.21.7 The Tenant shall at its own expense take all necessary steps to secure the effective implementation of the provisions for rent review contained in any underlease, and shall:

3.21.7.1 not agree the amount of any such rent on review without the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed) and so that for the avoidance of doubt the Landlord shall have the right (at the Landlord's sole discretion) to submit any representations the Landlord thinks fit to the arbitrator or expert or to incorporate such representations in those which the Tenant shall make in connection with any such review of the rent reserved by any underlease;

3.21.7.2 not agree upon the appointment of a person to act as the arbitrator or expert determining the rent in default of agreement without the approval of the Landlord (such approval not to be unreasonably withheld or delayed); and

3.21.7.3 supply the Landlord with a copy of the determination of every rent review within fourteen days of receipt thereof together with such further details as the Landlord may reasonably require.

3.21.8 Upon discovering any material breach, non-performance or non-observance of any of the covenants and provisions contained or referred to in this Lease (other than rent payable hereunder) by any undertenant the Tenant shall forthwith take and institute at the Tenant's expense all necessary steps and proceedings to remedy such breach non-performance or non-observance.

Registration of alienation

3.22 Within twenty one (21) days after any assignment transfer mortgage charge underlease or other devolution of this Lease or any derivative interest to give notice of such dealing in duplicate to the Landlord's solicitors for registration together with a certified copy of the document effecting such dealing and to pay or cause to be paid to the Landlord or as it may from time to time direct a fee of Twenty-five Pounds (£25.00) or such higher fee as the Landlord may reasonably require

Compliance with Landlord's notices

3.23.1 If and whenever the Landlord shall serve written notice on the Tenant specifying any defects, wants of repair or other breaches of covenant, within thirty (30) days of such notice (or sooner if required by the Landlord) to make good and remedy the breach of covenant to the satisfaction of the Landlord

3.23.2 If the Tenant shall fail within fourteen (14) days of such notice to commence and thereafter diligently and expeditiously to continue to comply with such notice, to pay to the Landlord on demand all reasonable costs and expenses incurred by the Landlord in making good and remedying the breach of covenant

Compliance with statutes and regulations

3.24.1 To comply in all respects with the provisions of all statutes and regulations and the requirements of any competent authority relating to the Premises or anything done in or upon them by the Tenant

3.24.2 Not to knowingly render the Landlord liable to any liability whatsoever under any statute or regulation

3.24.3 To execute within the time specified by law or in any notice given by any competent authority all works which may lawfully be directed or required in relation to the Premises

3.24.4 As soon as reasonably practicable after receipt of any notice order requisition or direction given made or issued to or by a competent authority affecting the Premises or the occupation or use thereof or involving any liability or alleged liability on the part of the Landlord, to supply a full copy thereof to the Landlord and to make or join in making such objections or representations against the same or in respect thereof as the Landlord may require

Planning Acts

3.25 Not without the consent of the Landlord:-

3.25.1 to make any application for planning permission in respect of the Premises or any part thereof whether in respect of the carrying out of any operations works acts or things or the use of the Premises or otherwise

3.25.2 to carry out any operations works acts or things in the Premises nor to make any change of use of the Premises for which planning permission is required

3.25.3 to enter into any agreement under the Planning Acts

3.25.4 to serve any notice under the Planning Acts requiring any person to acquire the interest of the Tenant in the Premises

Planning permissions

3.26.1 To produce to the Landlord a full copy of any planning permission granted in respect of the Premises

3.26.2 Not to implement any planning permission before it has been produced to and approved in writing by the Landlord

3.26.3 At the expense of the Tenant, to obtain and (if appropriate) to renew all planning permissions and any other consents relating to the Premises and to serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use on the Premises which may constitute development

3.26.4 To pay and satisfy any charge or levy imposed under the Planning Acts in respect of any development by the Tenant on the Premises

3.26.5 To carry out and complete before the termination of the Term any works required to be carried out to the Premises as a condition of any planning permission granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out falls within the Term

3.26.6 In any case where a planning permission has been granted subject to conditions and if reasonably so required by the Landlord, to provide security for the compliance with such conditions

3.26.7 If required by the Landlord, but at the cost of the Tenant, to appeal any refusal of planning permission or the imposition of any conditions in a planning permission relating to the Premises for which the Tenant has applied

Fire precautions

3.27.1 To comply in every respect with the requirements and recommendations of the fire authority, the insurers of the Premises and the Landlord in relation to fire precautions affecting the Premises

3.27.2 To keep the Premises supplied with such fire-fighting appliances as shall be required by any statute or regulation, the fire authority or the insurers of the Premises or as shall be reasonably required by the Landlord and to maintain such appliances to the reasonable satisfaction of the Landlord

Other insurances

3.28.1 If the Tenant shall become entitled to the benefit of any insurance on the Premises which is not effected or maintained in pursuance of the obligations contained in this Lease, to apply all moneys received from such insurance in or towards making good the loss or damage in respect of which the same shall have been received

3.28.2 Not to do anything that could cause any policy of insurance in respect of the Premises and/or the remainder of the Research Park to become void or voidable whether wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) anything whereby any abnormal or loaded premium may become payable

3.28.3 Not to insure the Premises for any of the Insured Risks in such a manner as would permit the insurer of the Premises to average the proceeds of insurance or cancel insurance cover

3.28.4 At all times to comply with all requirements (insofar as the same are known to the Tenant) of the insurers of the Premises

3.28.5 To give written notice to the Landlord forthwith upon the happening of any event or thing which might affect any insurance policy relating to the Premises

Prevention of encroachments and easements

3.29 Not to stop up, darken or obstruct any of the windows or lights belonging to the Premises and not to permit any new window, light, opening, doorway, passage, conduit or other encroachment or easement to be made or acquired into, upon or over the Premises or any part thereof and, in case any person shall attempt to make or acquire any encroachment or easement whatsoever, to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and, at the request of the Landlord but at the cost of the Tenant, to

adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement

Arrangements for reletting/selling

3.30.1 To permit the Landlord or the Landlord's Surveyor during the Term to affix and retain without interference upon any suitable and conspicuous part of the Premises (but not so as materially to affect the access of light and air to the Premises) a notice for reletting the Premises or selling the Landlord's interest in the Premises and to permit the Landlord and prospective lessees or purchasers at reasonable times of the day upon reasonable prior notice to view the Premises

3.30.2 At all reasonable times and subject to reasonable prior notice during the Term to permit all prospective purchasers of or dealers in the Landlord's reversionary interest to view and take measurements of the Premises without interruption

Payment of Landlord's costs

3.31 To pay to the Landlord on demand all proper costs charges and expenses (including legal fees surveyors' managing agents' consultants' and bailiffs' fees and costs) including disbursements and stamp duty (if applicable) of and incidental to:-

3.31.1 every application made by the Tenant for the consent of the Landlord whether the same be granted or properly refused or proffered subject to any proper qualification or condition or whether the application be withdrawn

3.31.2 the preparation and service of any notice under Section 146 or Section 147 of the Law of Property Act 1925 notwithstanding that forfeiture is avoided otherwise than by relief granted by the court

3.31.3 any notice in relation to and/or the remedying of any breach of the covenants contained in this Lease

3.31.4 any schedule relating to wants of repair to the Premises whether served during or after the termination of the Term

3.31.5 the levy of distress for any Rent

Disclosure of information

3.32 Upon making an application for any consent or approval which is required under this Lease the Tenant shall disclose to the Landlord such information as the Landlord may reasonably require

Indemnity

3.33 To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of:-

3.33.1 the state of repair of the Premises

3.33.2 the use of the Premises by the Tenant or any person in the Premises expressly or impliedly with the Tenant's authority

3.33.3 any act, omission or negligence of the Tenant or any persons in the Premises expressly or impliedly with the Tenant's authority or

3.33.4 any breach of the Tenant's covenants contained in this Lease

Yield up

3.34.1 At the termination of the Term, quietly to yield up the Premises to the Landlord in good and substantial repair and condition in accordance with the covenants by the Tenant contained in this Lease

3.34.2 If the Premises are not left in good and substantial repair and condition, the Tenant shall pay to the Landlord on demand an amount equal to the Principal Rent calculated from the termination of the Term until such time as the necessary remedial works have been carried out (whether by or at the cost of the Tenant) to the satisfaction of the Landlord

4. LANDLORD'S COVENANTS

The Landlord covenants with the Tenant:-

Quiet Enjoyment

4.1 Subject to the Tenant paying the Rent and observing and performing the covenants contained in this Lease, to permit the Tenant peaceably to hold and enjoy the Premises during the Term without any interruption by the Landlord or any person rightfully claiming under or in trust for the Landlord

Insurance

4.2.1 To insure and keep insured with some publicly quoted insurance company or with reputable Lloyd's underwriters and through such agency as the Landlord may from time to time determine:-

4.2.1.1 the Premises in the Reinstatement Cost against loss or damage by the Insured Risks

4.2.1.2 against loss of Rent from time to time payable (or reasonably estimated to be payable) (taking account of any review of the Principal Rent which may become due under this Lease) for three (3) years or such longer period as the Landlord may (from time to time) reasonably deem necessary having regard to the time it is likely to take to reinstate the Premises

4.2.1.3 against third party and public liability risks and such other insurances as the Landlord may (from time to time) deem necessary to effect

4.2.2 If the Premises are destroyed or damaged by any of the Insured Risks, to apply the net proceeds of the insurance policies held by it in relation to the Premises (other than those held in respect of loss of Rent) in rebuilding and reinstating the Premises to their condition (as near as may be) before such destruction or damage unless:-

4.2.2.1 payment of any insurance moneys is refused as a result of some act or default of the Tenant or any undertenant or any person under its or their control

4.2.2.2 the Landlord is unable (after using its reasonable endeavours to do so) to obtain any requisite and/or desirable planning or other consent for the reinstatement or rebuilding of the Premises or of premises and/or a building of similar size character and/or amenity

4.2.2.3 (during the last three (3) years of the Term only) the Premises are so destroyed or damaged that they are unfit for occupation and the Landlord does not wish to rebuild and reinstate the Premises

4.2.3 To use its reasonable endeavours to procure that its insurers waive entitlement to rights of subrogation against the Tenant, persons occupying or enjoying the use of the Premises through or under the Landlord, and their respective employees workmen agents or visitors

4.2.4 To provide the Tenant with a copy of its insurance policies (or other evidence of the conditions of insurance) on the Premises and (at the request of the Tenant) with a receipt for payment of the last premium or other evidence of renewal and up-to-date details of the amount of cover

4.2.5 To notify the Tenant of any changes in its insurance cover or of the terms on which cover has been effected

Services

4.3 Subject to the Tenant paying the Interim Sum and the Service Charge in accordance with the Seventh Schedule to use all reasonable endeavours to provide or procure the provision of the Services

Inherent Defects

4.4.1 The Landlord shall free of cost to the Tenant remedy, repair and make good any Inherent Defect in the Premises Provided that:

4.4.1.1 the Landlord shall not be in breach of this clause unless it has received notice of the Inherent Defect from the Tenant (or any other party) or is otherwise aware, or should reasonably have been aware, of the same;

4.4.1.2 the Landlord shall be entitled to a reasonable period of time (having regard to the nature of the Inherent Defect and the safety of persons visiting the Premises and/or the Development Site) to investigate and remedy the Inherent Defect; and

4.4.1.3 the Tenant shall permit the Landlord, its agents and employees to enter and remain on the Premises for the purpose of remedying a Inherent Defect subject to the Landlord procuring that as little damage as is reasonably practicable is caused to the Premises and making good to the reasonable satisfaction of the Tenant any damage thereby caused to the Premises as soon as reasonably practicable

4.4.2 The provisions of clause 4.4.1 shall not apply where and to the extent that any such Inherent Defect arises out of or in consequence of any works carried out by or on behalf of the Tenant or any act or default of the Tenant or any failure to perform the Tenant's obligations under this Lease

5. MISCELLANEOUS

It is agreed between the Parties as follows:-

Re-entry

5.1 If an Event of Default shall occur the Landlord may at any time thereafter re-enter the Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely determine but without prejudice to any right of action of the Landlord in respect of any antecedent breach by the Tenant of any of the obligations contained in this Lease

No Waiver

5.2.1 No demand for or receipt or acceptance of any part of the Rent or any payment on account thereof shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant

5.2.2 The Tenant shall not in any proceedings for forfeiture be entitled to rely on any such demand receipt or acceptance as a defence

Cesser/abatement of Principal Rent

5.3.1 If the Premises or a substantial part of them are destroyed or damaged by an Insured Risk so as to make continued use of the Premises impracticable and the insurance shall not have been vitiated or payment of the policy moneys refused in whole or in part as a result of some act or default of the Tenant or any undertenant or any person under its or their control, the Principal Rent and Service Charge or a Fair Proportion thereof (according to the nature and extent of the damage sustained) shall be suspended until the Premises or the part or parts destroyed or damaged shall be again rendered fit for use and occupation or until the expiration of three (3) years from the date of the destruction or damage (whichever is the earlier)

5.3.2 Under no circumstances shall the amount of the Principal Rent which ceases to be payable under the terms of this Lease exceed the amount received by the Landlord in respect of the loss of rent insurance

Options to determine

5.4.1 If the Premises or a substantial part of them are destroyed or damaged by an Insured Risk so as to make continued use of the Premises impracticable, the Landlord may terminate this Lease by giving to the Tenant notice to that effect at any time within twelve months after the occurrence of the damage

5.4.2 If for any reason beyond the control of the Landlord it proves impossible to commence rebuilding or reinstatement of the Premises within two years of the occurrence of the damage by an Insured Risk, the Landlord may terminate this Lease by giving the Tenant notice to that effect

5.4.3 If the rebuilding or reinstatement of the Premises has not been commenced two years after the occurrence of the damage by an Insured Risk, the Tenant may give notice to the Landlord of its intention to terminate this Lease and if the rebuilding or reinstatement work has not commenced in earnest within six months of the giving of the notice, the Tenant may terminate this Lease by giving the Landlord notice to that effect

5.4.4 If the rebuilding or reinstatement of the Premises has not been completed three years after the occurrence of the damage by an Insured Risk then either the Landlord or the Tenant may terminate this Lease by immediate written notice to the other party

5.4.5 Termination of this Lease shall not affect any liability which has accrued at any time before the time of termination

Retention of insurance proceeds

5.5 On termination of this Lease under clause 5.4 or if this Lease is terminated by the operation of the doctrine of frustration, the Landlord may retain the proceeds of insurance for its exclusive benefit

No implied easements

5.6 Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement, right or privilege other than those expressly granted by this Lease

Exclusion of warranty as to use

5.7.1 Nothing contained in this Lease or in any consent given by the Landlord under this Lease shall imply or warrant that the Premises may be used under the Planning Acts for the Permitted Use and the Tenant acknowledges and admits that the Landlord has not given or made at any time any representation or warranty that the Permitted Use is or will be or will remain a permitted use under the Planning Acts

5.7.2 Notwithstanding that the Permitted Use may not be a permitted use under the Planning Acts, the Tenant shall remain fully bound and liable to the Landlord in respect of the obligations undertaken by the Tenant in this Lease without being entitled to any compensation, recompense or relief of any kind whatsoever

Representations

5.8 The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except for the Landlord's replies to enquiries

Exclusion of statutory compensation

5.9 Except where any statutory provision prohibits or modifies the right of the Tenant to compensation being reduced or excluded by agreement, neither the Tenant nor any undertenant (whether immediate or not) shall be entitled, on quitting the Premises or any part thereof, to claim any compensation from the Landlord under the Landlord and Tenant Act 1954

Covenants relating to the remainder of the Research Park

5.10 Nothing contained in or implied by this Lease shall give the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant entered into by any tenant of the Landlord in respect of the remainder of the Research Park

Disputes with occupiers of the remainder of the Research Park

5.11 Any dispute arising between the Tenant and the tenants or occupiers of the remainder of the Research Park in connection with the Premises or the remainder of the Research Park shall be fairly and reasonably determined by the Landlord

Other disputes

5.12.1 Any dispute that arises under out of or in connection with this Lease (except where it relates to forfeiture or where the means of resolving the dispute in question is specifically set out in this Lease) may (by agreement between the Parties) be determined by an arbitrator appointed by the Parties or (in the absence of agreement) nominated on the application of either Party at any time by the President

5.12.2 Such arbitrator shall act as either arbitrator or expert as the Parties may agree and (in default of agreement between the Parties) as an expert

5.12.3 If the arbitrator is acting as an arbitrator he shall act in accordance with the Arbitration Act 1996

5.12.4 If the arbitrator is acting as an expert the Parties shall be entitled to submit to him representations and cross-representations with such supporting evidence as they shall respectively consider necessary and he shall have regard thereto in making his decision

5.12.5 The decision of such arbitrator shall be a reasoned award in writing and shall be final and binding on the Parties

5.12.6 The costs of such arbitrator shall be included in his award

Exemption from liability in respect of Services

5.13 The Landlord shall not be liable to the Tenant for any loss damage or inconvenience which may be caused by:-

5.13.1 temporary interruption of the Services during periods of inspection cleaning maintenance repair renewal and/or replacement

5.13.2 circumstances beyond its reasonable control

Exemption from liability in respect of accidents

5.14 The Landlord shall not be responsible to the Tenant nor to any other person for any:-

5.14.1 accident or injury suffered in the Premises or

5.14.2 damage to or loss of any goods or property sustained in the Premises or

5.14.3 act omission or negligence of any employee of the Landlord in respect of the Premises

save to the extent that such matters are covered by insurance maintained by the Landlord pursuant to its obligations in this Lease

Removal of property after the termination of the Term

5.15.1 If at such time as the Tenant has vacated the Premises after the determination of this Lease any property of the Tenant shall remain in or on the Premises and the Tenant shall fail to remove the same within twenty-one (21)

days after being requested by the Landlord so to do then the Landlord may as the agent of the Tenant sell such property and shall then hold the net proceeds of sale (after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it) to the order of the Tenant

5.15.2 The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause

Notices

5.16 Any demand or notice required to be given to the Tenant or the Guarantor (if any) under this Lease shall be duly and validly given if given in accordance with the Law of Property Act 1925

6. GUARANTOR'S COVENANTS

In consideration of this Lease having been entered into by the Landlord at its request, the **Guarantor covenants** with the Landlord in the terms contained in paragraphs 1, 2, 3 and 4 of the form of guarantee set out in the Sixth Schedule with the variations that the words "Guarantor" and "Tenant" are substituted for "Outgoing Tenant" and "Incoming Tenant" respectively and the expression "Guarantee Period" had been defined to mean the period from the date of this Lease until the date upon which the Tenant is effectively released from its obligations to perform the covenants on the part of the Tenant contained in this Lease pursuant to the Landlord and Tenant (Covenants) Act 1995

7. LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is granted under section 19 of the Landlord and Tenant (Covenants) Act 1995 and is a new tenancy for the purposes of section 1 of that Act

8. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Lease do not intend that any of its terms shall be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999

9. CERTIFICATE OF VALUE

It is hereby certified that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration other than rent exceeds £60,000

10. AGREEMENT FOR LEASE

It is hereby certified that there is no agreement for lease to which this Lease gives effect

IN WITNESS whereof this Lease has been executed as a deed by the Parties and is intended to be and is delivered on the date above written